Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

February 28, 2019

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports 15.6% increase in Year to Date 2018 Revenues

Omaha, Nebraska – On February 28, 2019, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following results:

For the three months ended December 31, 2018

•	Total revenue increased approximately $1.2 million, or 5.7%, to $23.1 million in the fourth quarter 2018, compared to $21.9 million in the fourth quarter 2017,
•	Net income, basic and diluted, decreased $0.01 per Beneficial Unit Certificate (“BUC”), or 4.3%, to $0.22 per BUC in the fourth quarter 2018, compared to $0.23 per BUC in the fourth quarter 2017, and
•	Cash Available for Distribution was $0.25 per BUC in the fourth quarter 2018, compared to $0.27 per BUC in the fourth quarter 2017.

For the year to date 2018

•	Total revenue increased approximately $11.0 million, or 15.6%, to $81.4 million for YTD December 31, 2018, compared to $70.4 million for the comparable period in 2017,
•	Net income, basic and diluted, increased $0.16 per BUC, or 36.4%, to $0.60 per BUC for YTD December 31, 2018, compared to $0.44 per BUC for the comparable period in 2017, and
•	Cash Available for Distribution increased $0.13 per BUC, or 21.7%, to $0.73 per BUC for YTD December 31, 2018, compared to $0.60 per BUC for the comparable period in 2017.

The Partnership reported the following notable transactions during the three months ended December 31, 2018

•	Acquisition of three mortgage revenue bonds for approximately $22.2 million,
•	Redemptions of four mortgage revenue bonds for approximately $39.8 million,
•	Redemption of one taxable mortgage revenue bond for approximately $924,000,
•	Redemption of two property loan investments of approximately $7.9 million,
•	Additional investments in unconsolidated entities of approximately $3.5 million, and
•	Increased the net borrowing on its unsecured line of credit by approximately $7.2 million.

In December 2018, two multifamily projects were sold by their respective managing members and ATAX’s loan and equity investments were repaid. The details of the sales are as follows:

•	Vantage at New Braunfels – ATAX invested in the Vantage at New Braunfels multifamily, market-rate project as a loan investment in the fourth quarter 2015. The sale of the 288-unit project resulted in:

o	Repayment, in full, of ATAX’s loan investment principal, and
o	Recognition of approximately $5.1 million of contingent interest income in the fourth quarter 2018.

•

Vantage at Corpus Christi – ATAX invested in the Vantage at Corpus Christi multifamily, market-rate project as an equity investment in Q1 2016.  This was the first Vantage equity investment made by ATAX and the sale of the 288-unit project resulted in:

o	Repayment, in full, of ATAX’s equity investment,
o	Recognition of approximately $590,000 of additional investment income, and
o	Recognition of approximately $2.9 million as gain on sale.

“The sales of Vantage at New Braunfels and Vantage at Corpus Christi have provided the “proof of concept” that initially attracted us to the investments,” said Chad Daffer, Chief Executive Officer of ATAX.  “We have partnered with a developer that has been able to construct high quality, multifamily projects in geographic areas of the country that have been attractive to tenants and prospective buyers.  Our Unitholders benefit from the positive outcome of these transactions.”

On August 1, 2018, the Partnership initiated an At the Market (“ATM”) offering to sell up to $75.0 million of BUCs at prevailing market prices on the date of sale.  During the fourth quarter of 2018, the Partnership sold 243,186 BUCs under the ATM Program for net proceeds of approximately $1.4 million, net of issuance costs.  On February 8, 2019, the ATM Program was terminated.

“We continue to be pleased with our ability to raise liquidity through the use of the ATM program,” said Chad Daffer.  “This has allowed us to raise capital without price dilution and at substantially reduced issuance costs.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a Webcast/Earnings Call for Unitholders on Thursday, February 28, 2019, at 4:30 p.m. Eastern Standard Time, to discuss its Fourth Quarter 2018 results.  Participants can access the Fourth Quarter 2018 Earnings Conference Call in one of two ways:

•	Webcast link: https://edge.media-server.com/m6/p/4s8chd2t for registration on Thursday, February 28, 2019, approximately 30 minutes prior to the start of the earnings call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID# 8795658 ten minutes before the earnings call is scheduled to begin, to listen to the audio portion only.

Following completion of the earnings call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The following tables show the calculation of CAD (and a reconciliation of the Partnership’s net income (loss) as determined in accordance with GAAP to CAD) for the years ended December 31, 2018, 2017 and 2016.

	For the Years Ended December 31,
	2018	2017	2016
Partnership net income	$41,139,529	$30,591,198	$23,784,507
Change in fair value of derivatives and interest rate derivative amortization	(724,579)	240,091	(17,618)
Depreciation and amortization expense	3,556,265	5,212,859	6,862,530
Impairment of securities	1,141,020	761,960	-
Impairment charge on real estate assets	150,000	-	61,506
Amortization of deferred financing costs	1,673,044	2,324,535	1,862,509
Restricted unit compensation expense	1,822,525	1,615,242	833,142
Deferred income taxes	(242,235)	(400,000)	366,000
Redeemable Series A Preferred Unit distribution and accretion	(2,871,050)	(1,982,538)	(583,407)
Tier 2 Income distributable to the General Partner (1)	(2,062,118)	(1,994,518)	(2,858,650)
Bond purchase premium (discount) amortization (accretion), net of cash received	(14,633)	(270,048)	(106,439)
Total CAD	$43,567,768	$36,098,781	$30,204,080

Weighted average number of BUCs outstanding, basic	60,028,120	59,895,229	60,182,264
Net income per BUC, basic	$0.60	$0.44	$0.34
Total CAD per BUC, basic	$0.73	$0.60	$0.50
Distributions declared, per BUC	$0.50	$0.50	$0.50

(1)

As described in Note 3 to the Partnership’s consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the BUC holders and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.

•

For the year ended December 31, 2018, we realized contingent interest of approximately $4.2 million on redemption of the Lake Forest MRB, contingent interest of approximately $5.1 million on redemption of the Vantage at New Braunfels, LLC property loan, a gain on sale of approximately $4.1 million related to the Jade Park MF Property, and a gain on sale of approximately $2.9 million related to the Partnership’s investment in Vantage at Corpus Christi, LLC. These transactions are considered Tier 2 income up to a maximum amount allowed by the Amended and Restated LP Agreement and are distributed 25% to the General Partner. Tier 2 income is limited to 0.9% per annum of the principal amount of the MRBs and other investments on a cumulative basis. This limit was reached during the year ended December 31, 2018. All income in excess of the limit is considered Tier 3 income that is allocated entirely to the BUCs. See Note 3 to the Partnership’s consolidated financial statements for additional information.

•

For the year ended December 31, 2017, we realized contingent interest of approximately $219,000 from excess cash flow on the Lake Forest MRBs and approximately $2.9 million of cash proceeds from redemption of the Ashley Square MRB, which resulted in Tier 2 income allocable to the General Partner of approximately $787,000. The remaining Tier 2 income allocated to the general partner was realized on the gains on sale of the Northern View, Residences of Weatherford, Residences of DeCordova and Eagle Village MF Properties, net of tax. The Amended and Restated LP Agreement limits Tier 2 income to 0.9% per annum of the principal amount of the MRBs and other investments on a cumulative basis. This limit was reached during the year ended December 31, 2017. All income in excess of the limit is considered Tier 3 income that is allocated entirely to the BUCs. See Note 3 to the Partnership’s consolidated financial statements for additional information.

•

For the year ended December 31, 2016, we realized contingent interest of approximately $642,000 from excess cash flow on the Ashley Square and Lake Forest MRBs and approximately $1.4 million on settlement of the Foundation for Affordable Housing property loan, which resulted in Tier 2 income allocable to the general partner of approximately $505,000. In addition, we realized gross gains of approximately $12.4 million and $1.7 million from the sales of the Arboretum and Woodland Park, respectively. After consideration of income taxes, the gain on these sales resulted in approximately $2.4 million allocable to the General Partner.

There was no non-recurring CAD per BUC earned by the Partnership during the years ended December 31, 2018, 2017 and 2016